Oaktree Announces $250 million Offering of Senior Notes

LOS ANGELES, CA, June 12, 2014 – Oaktree Capital Group, LLC (NYSE: OAK) today announced that it has received commitments from certain accredited investors (collectively, “the Investors”) to purchase $250 million of senior notes (the “Notes”) of its indirect subsidiaries Oaktree Capital Management, L.P. (the “Issuer”), and Oaktree Capital I, L.P., Oaktree Capital II, L.P. and Oaktree AIF Investments, L.P. (the “Guarantors” and together with the Issuer, the “Obligors”) with maturities ranging from 10 to 15 years. The Notes are senior unsecured obligations of the Obligors, jointly and severally guaranteed by the Guarantors. The Issuer intends to use the proceeds from the sale of the Notes for working capital and general corporate purposes.
Pursuant to the commitments, the Issuer intends to issue and sell to the Investors $50 million of 3.91% senior notes due 2024, $100 million of 4.01% senior notes due 2026 and $100 million of 4.21% senior notes due 2029, all of which are guaranteed by the Guarantors. The offering of the Notes is subject to the execution of definitive documents and is expected to close on September 3, 2014.
The offer and sale of the Notes will be made solely in private placement transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).
The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Contact

Investor Relations:	Oaktree Capital Group, LLC
Andrea D. Williams
(213) 830-6483
investorrelations@oaktreecapital.com